UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2010

TERRA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8520	52-1145429
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa	51102-6000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (712) 277-1340

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 15, 2010, in connection with the Merger (as defined below), Terra Capital, Inc. (“Terra Capital”), an indirect, wholly-owned subsidiary of Terra Industries Inc. (“Terra”), elected to (1) call for redemption all of its outstanding 7.75% Senior Notes due 2019 (the “Notes”) on May 17, 2010 (the “Redemption Date”), and instructed U.S. Bank, National Association, as trustee (the “Trustee”), to provide holders of the Notes with a notice of redemption in accordance with the terms of the Indenture, dated as of October 26, 2009, as amended (the “Indenture”), among Terra Capital, the guarantors party thereto and the Trustee, governing the Notes; and (2) satisfy and discharge the Indenture.  As of April 15, 2010, the aggregate outstanding principal amount of the Notes was approximately $600 million. The redemption price for the Notes is 100% of their principal amount, plus any accrued and unpaid interest to the Redemption Date, plus a “make-whole” premium based on a discount rate equal to the yield on a comparable U.S. Treasury Security plus 50 basis points.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 15, 2010, pursuant to the previously disclosed Agreement and Plan of Merger, dated March 12, 2010 (the “Merger Agreement”), by and among CF Industries Holdings, Inc. (“CF”), Composite Merger Corporation, an indirect, wholly-owned subsidiary of CF (“CF Sub”), and Terra, CF completed its acquisition of Terra. The transaction was consummated through an exchange offer (the “Offer”) by CF Sub pursuant to which CF Sub offered to exchange each outstanding common share of Terra, without par value (the “Terra Common Shares”), for the “Per Share Consideration”, which is equal to (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 of a share of common stock, par value $0.01 per share, of CF (together with the associated preferred stock purchase rights) (the “CF Common Stock”), upon the terms and subject to the conditions set forth in (a) the Prospectus/Offer to Exchange, dated April 2, 2010 (the “Exchange Offer”), and (b) the related Letter of Transmittal (which, together with the Exchange Offer and any amendments or supplements thereto from time to time, constitute the “Offer”), followed by the merger of CF Sub with and into the Terra (the “Merger”), with Terra surviving as an indirect, wholly-owned subsidiary of CF. As a result of the Merger, all Terra Common Shares not tendered in the Offer (except for Terra Common Shares held by CF, CF Sub, Terra or any wholly-owned subsidiary of CF or Terra) were converted into the right to receive the same Per Share Consideration paid in the Offer.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

The information contained in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LIST RULE OR STANDARD; TRANSFER OF LISTING

In connection with the closing of the Merger, Terra notified the New York Stock Exchange (the “NYSE”) on April 15, 2010 that Terra Common Shares were converted into the right to receive the Per Share Consideration and requested that the NYSE effect a trading suspension of the Terra Common Shares.  As a result, Terra Common Shares will cease trading on the NYSE at the close of business on April 15, 2010 and the NYSE will file with the Securities and Exchange Commission an application on Form 25 to report that the Terra Common Shares are no longer listed on the NYSE.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 15, 2010, at the effective time of the Merger and pursuant to the Merger Agreement, the following members of Terra’s Board of Directors vacated their positions as directors: Dod A. Fraser; Bert A. Frost, Wendy S. Jablow Spertus; Peter S. Janson; Phillip P. Koch, Henry R. Slack; Lynn F. White, and W. Anthony Will.

ITEM 5.03	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

As a result of the Merger and in accordance with the Merger Agreement, the Bylaws of CF Sub in effect immediately prior to the merger became the Amended and Restated Bylaws of Terra.  A copy of the Amended and Restated Bylaws is attached to this Current Report on Form 8-K as Exhibit 3.1. Immediately following the Merger, the charter of Terra was amended and restated. A copy of the Articles of Amendment and Restatement is attached to this Current Report on Form 8-K as Exhibit 3.2.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Bylaws of Terra Industries Inc., effective as of April 15, 2010

3.2

Articles of Amendment and Restatement of Terra Industries Inc. filed with the State Department of Assessments and Taxation of Maryland on April 15, 2010, amending and restating the charter of Terra Industries Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INDUSTRIES INC.

	By:	/s/ Douglas C. Barnard
	Name:	Douglas C. Barnard
	Title:	Vice President and Secretary

Date: April 15, 2010

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Terra Industries Inc., effective as of April 15, 2010

3.2

Articles of Amendment and Restatement of Terra Industries Inc. filed with the State Department of Assessments and Taxation of Maryland on April 15, 2010, amending and restating the charter of Terra Industries Inc.